                                   EXHIBIT 99

FOR IMMEDIATE RELEASE

         Contact:                                    David Sklar
                                                     Aames Financial Corporation
                                                     (213) 210-5311
                                                           or
                                                     Jeffrey Lloyd/Steve Hawkins
                                                     Sitrick And Company
                                                     (310) 788-2850


                       AAMES FINANCIAL CORPORATION REPORTS
                           RECORD YEAR-END RESULTS AND
                       DECLARES REGULAR QUARTERLY DIVIDEND

                CORE RETAIL AND BROKER UNITS REPORT RECORD VOLUME

         LOS ANGELES, CALIFORNIA, AUGUST 12, 1998 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, today reported record earnings for the fiscal year ended June 30, 1998.

         Net income for the three months ended June 30, 1998 was $9.8 million, or $0.29 per share (diluted), compared to a net loss of $14.1 million, or ($0.37) per share (diluted), for the three months ended June 30, 1997. The loss in the fourth quarter of the prior year was primarily attributable to a $28.0 million valuation adjustment of the interest-only strip recorded in the year's fourth fiscal quarter. Revenue for the quarter was a record $91.2 million, up 178 percent when compared to $32.8 million for the fourth quarter last year. Eliminating the impact of last year's $28.0 interest-only strip valuation adjustment, last year's revenue amounted to $60.8 million. Accordingly, revenue for the quarter increased 50 percent from comparative levels of a year ago.

         Net income for the twelve month period was a record $40.3 million, up 136 percent from the prior year's $17.1 million. Net income per share for the year was a record $1.41 (basic) and $1.23 (diluted), up 117 percent and 105 percent, respectively, from $0.65 (basic) and $0.60 (diluted) for the prior year. Record revenues for the twelve month period were up 19 percent to $325 million, versus $273 million in the prior year.

         Neil B. Kornswiet, Aames co-chairman and president, said, "The retail and broker units reported record levels of loan production in the quarter and for the fiscal year. Retail loan originations for the fourth fiscal quarter were $180 million, up 48 percent from $122 million a year ago. The strong retail growth continued into this quarter with total retail production


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

reaching a monthly record $76.0 million for July. Originations for the One Stop broker network totaled $310 million for the quarter, up 37 percent from $226 million a year ago. Total loan production for the quarter was $674 million, up
4.7 percent from $644 million a year ago, despite a 43 percent reduction in less profitable bulk correspondent loan production.

         "On an annual basis, the retail and broker units also set new loan production records. Retail originations were $636 million for the year, up 46 percent from $437 million a year ago. Broker loan production surpassed the $1.0 billion mark, reaching $1.05 billion for the year, compared with $734 million a year ago," Kornswiet added.

         "Certain of our expenses increased during the year to generate the sizable gains in production and net income for the year. In particular, certain of the increased expenses related to our expedited retail expansion, our new One Stop retail direct unit ("Retail Direct"), our new One Stop U.K. operation and the build up of our servicing operation as substantially all of Aames' loans are now being serviced in house. We expect to see the benefits of these expenses during the next year, as these new offices and operations mature," Kornswiet concluded.

         Cary Thompson, Aames chief executive officer, stated, "When we announced our new business strategy earlier this year, we said that we intended to be opportunistic, taking advantage of market opportunities in order to maximize profit and cash flow opportunities in our loan dispositions through a combination of securitizations and loan sales for cash. This past quarter we took advantage of positive market conditions for subprime loans that were similar to those in early 1997 in the asset-backed market. As a result, we sold a total of $697 million in loans, $625 million of which was securitized and $72 million of which was sold for cash in the whole loan market."

         Thompson said that the quarter's gain on sale was $63.3 million, which included $5.7 million of a net unrealized gain on valuation of interest-only strips related to loans sold. The quarter's gain on sale reflects the larger amount of loans sold, offset by the lower premiums earned in the whole loan sales and the lower weighted average interest rates charged on the loans included in the securitizations. The carryover of loans held for sale at June 30, 1998 increased to $198 million from $174 million at March 31, 1998.

         He added, "During the comparable 1997 quarter, the Company sold $500 million in loans in securitization transactions and reported an $8.5 million gain on sale, including the effects of a $28.0 million fourth quarter valuation adjustment of the interest-only strip."

         Thompson said that in its regular quarterly review of its interest-only strip, the Company considered the historic and expected performance of its securitized loan pools, as well as the recent prepayment experience of those pools. The Company did not record an unrealized loss on any previously recorded interest-only strip during the quarter or year ended June 30, 1998.



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

         Gain on sale of loans for the year, which included $19.5 million of unrealized gain on valuation of interest-only strips related to loans sold, was $208 million, a 16 percent increase from $180 million a year ago. The year's gain on sale revenue reflects the record level of loan production sold, offset by the lower cash gains attributable to the $416 million of whole loans sold and the application of the increase in prepayment assumptions during the 1997 fourth fiscal quarter. Last year=s gain on sale was reduced by the $28.0 million valuation adjustment of the Company's interest-only strip in the fourth quarter of the prior year. The provision for loan losses increased by $5.2 million during the fiscal year ended June 30, 1998, when compared to last year. The increase is attributable to the larger percentage of higher credit-grade loans included in the securitized product, offset by the sale of a significant portion of loans in the whole loan, servicing released sales.

         Thompson added, "At June 30, 1998, Aames' loan servicing portfolio increased to $4.1 billion, up 28 percent from $3.2 billion at June 30, 1997. More important to Aames is that loans serviced in house increased to $3.9 billion from $1.5 billion, a 162 percent increase year-over- year. By calendar year end we plan to eliminate our use of third party subservicers and by fiscal year end we expect to begin subservicing for others. Our loan servicing unit, which we also view as a core business, is expected to become an even more significant contributor to our revenues and cash flows."

Aames' Board Declares Regular Cash Dividend

         The Company also announced that its board of directors has declared a regular quarterly cash dividend of $0.033 per share, payable on September 9, 1998, to stockholders of record as of August 24, 1998.

         Aames Financial Corporation is a leading home equity lender, and currently operates 98 Aames Home Loan offices serving 32 states throughout the United States. Its wholly owned subsidiary, One Stop Mortgage, Inc. currently operates 47 broker offices serving 45 states and the United Kingdom and 5 Retail Direct offices serving 4 states. From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company=s forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company=s business include the following: negative cash flows and capital needs; delinquencies, negative impact on cash flow, right to terminate mortgage servicing; prepayment, basis and credit risk; losses in securitization trusts, right to terminate mortgage servicing; risks of contracted servicing; risk of adverse changes in the secondary market for mortgage loans; dependence on funding sources; capitalized interest-only strips, mortgage servicing rights; recent acquisition of One Stop; dependence on broker network; impact of increases in correspondent pricing; risks associated with high loan-to-value loan products; risks



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

involved in commercial mortgage lending; competition; concentration of operations in California; timing of loan sales; year 2000 compliance; economic conditions; contingent risks; and government regulation. For a more complete discussion of these risks and uncertainties, see Item 7". "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Risk Factors in the Company=s form 10-K for the fiscal year ended June 30, 1997 and form 10-Q for the quarters ended September 30, 1997, December 31, 1997 and March 31, 1998.


                                                  # # #


                                              [Financial Tables Follow]



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

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME


                                                              THREE MONTHS ENDED,                   TWELVE MONTHS ENDED,
                                                                   JUNE 30,                                JUNE 30,
                                                     ----------------------------------       ----------------------------------
                                                          1997                 1998                1997                 1998
                                                     -------------        -------------       -------------        -------------
Revenue:
      Gain on sale of loans                          $  32,525,000           57,659,000       $ 198,736,000        $ 188,578,000
      Net unrealized gain or loss on valuation
          of interest-only strips                      (24,053,000)           5,682,000         (18,950,000)          19,495,000
      Commissions                                        6,077,000            7,133,000          29,250,000           27,664,000
      Loan service                                       6,973,000           10,899,000          25,804,000           42,677,000
      Fees and other                                    11,250,000            9,862,000          37,679,000           46,860,000
                                                     -------------        -------------       -------------        -------------
          Total revenue                                 32,772,000           91,235,000         272,519,000          325,274,000
                                                     -------------        -------------       -------------        -------------

Expenses:
      Compensation and related expenses                 19,738,000           24,152,000          81,021,000           94,820,000
      Production expenses                                6,430,000           11,565,000          27,229,000           34,195,000
      General and administrative expenses                8,917,000           12,763,000          31,716,000           40,686,000
      Interest expense                                   9,553,000           11,361,000          33,105,000           43,982,000
      Provision for loan losses                          8,500,000           14,001,000          33,941,000           39,164,000
      Nonrecurring charges                               3,892,000                               32,000,000
                                                     -------------        -------------       -------------        -------------
          Total expenses                                57,030,000           73,842,000         239,012,000          252,847,000
                                                     -------------        -------------       -------------        -------------


Income before income taxes                             (24,258,000)          17,393,000          33,507,000           72,427,000
Provision for income taxes                             (10,143,000)           7,620,000          16,398,000           32,110,000
                                                     -------------        -------------       -------------        -------------
Net income                                           $( 14,115,000)       $   9,773,000       $  17,109,000        $  40,317,000
                                                     =============        =============       =============        =============


Net income per share
               Basic                                 $(       0.51)       $        0.32       $        0.65        $        1.41
                                                     =============        =============       =============        =============
               Diluted                               $(       0.37)       $        0.29       $        0.60        $        1.23
                                                     =============        =============       =============        =============
               Dividends per share                   $        0.03        $        0.03       $        0.13        $        0.13
                                                     =============        =============       =============        =============

Weighted average number
of shares outstanding
               Basic                                    27,747,000           30,253,000          26,400,000           28,548,000
                                                     =============        =============       =============        =============
               Diluted                                  35,273,000           37,232,000          34,516,000           35,749,000
                                                     =============        =============       =============        =============



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


                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS




                                                               JUNE 30,           JUNE 30,
                                                                 1997              1998
                                                             ------------       ------------
                                                               (Audited)         (Audited)
ASSETS
Cash and cash equivalents                                    $ 26,902,000       $ 12,322,000
Loans held for sale, at lower of cost or market               242,987,000        198,202,000
Accounts receivable                                            59,180,000         51,072,000
Interest-only strips, estimated at fair market value          270,422,000        359,600,000
Mortgage servicing rights                                      21,641,000         32,090,000
Residual assets                                               112,827,000        194,561,000
Equipment and improvements, net                                12,685,000         13,939,000
Prepaid and other                                              14,949,000         17,020,000
                                                             ------------       ------------
  Total assets                                               $761,593,000       $878,806,000
                                                             ============       ============

LIABILITIES AND STOCKHOLDERS'  EQUITY



Borrowings                                                   $286,990,000       $286,990,000
Revolving warehouse facilities                                137,500,000        141,012,000
Accounts payable and accrued expenses                          29,297,000         49,964,000
Income taxes payable                                           39,452,000         55,437,000

                                                             ------------       ------------
  Total liabilities                                           493,239,000        533,403,000
                                                             ------------       ------------


Stockholders' equity:
      Preferred Stock, par value $.001 per
         share, 1,000,000 shares authorized;
         none outstanding
      Common Stock, par value $.001 per share
         50,000,000 shares authorized;
         27,758,800, and 30,962,600 shares outstanding             28,000             31,000
Additional paid-in capital                                    209,358,000        249,851,000
Retained earnings                                              58,968,000         95,521,000
                                                             ------------       ------------
  Total stockholders' equity                                  268,354,000        345,403,000
                                                             ------------       ------------
  Total liabilities and stockholders' equity                 $761,593,000       $878,806,000
                                                             ============       ============



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

                           AAMES FINANCIAL CORPORATION
                         QUARTERLY FINANCIAL STATISTICS


                                                          THREE MONTHS ENDED                       TWELVE MONTHS ENDED
                                                               June 30,                                   June 30,
                                               ---------------------------------------    ---------------------------------------
                                                     1997                    1998               1997                    1998
ORIGINATION VOLUME:

     BROKER NETWORK                            $   226,187,000         $   309,552,000    $   734,217,000         $ 1,047,250,000
     RETAIL                                        121,697,000             180,280,000        436,903,000             636,136,000
     CORRESPONDENT                                 288,779,000             163,884,000      1,169,968,000             646,348,000
     COMMERCIAL                                      6,850,000              20,224,000          6,850,000              53,904,000
                                               ---------------         ---------------    ---------------         ---------------
     TOTAL                                     $   643,513,000         $   673,940,000    $ 2,347,938,000         $ 2,383,638,000
                                               ===============         ===============    ===============         ===============

     RETAIL WTD AVG COMM RATE                             4.70%                   4.12%              4.88%                   4.28%


SERVICING PORTFOLIO:                                                                      $ 3,174,000,000         $ 4,147,100,000

SERVICED IN-HOUSE:                                                                          1,506,200,000         $ 3,941,100,000

LOAN SALES:

     WHOLE LOANS SOLD                          $            --         $    71,600,000    $     7,532,000         $   416,390,000
     SECURITIZATIONS                               500,000,000             625,100,000      2,262,700,000           2,034,300,000
     SERVICING SPREAD ON SECURITIZATIONS                  3.91%                   3.75%              4.16%                   3.91%


COMPONENTS OF REVENUE:


GAIN ON SALE OF LOANS                          $    32,525,000         $    57,659,000    $   198,736,000         $   188,578,000
NET UNREALIZED GAIN OR LOSS ON
    VALUATION OF INTEREST-ONLY STRIPS              (24,053,000)              5,682,000        (18,950,000)             19,495,000
COMMISSIONS:
     RETAIL                                          4,901,000               6,529,000         21,320,000              24,893,000
     BROKER NETWORK                                    450,000                 (66,000)         4,837,000                 677,000
     OTHER                                             726,000                 670,000          3,093,000               2,094,000
LOAN SERVICE:
     SERVICING SPREAD                                3,820,000               5,176,000         16,265,000              23,427,000
     PREPAYMENT FEES                                 1,917,000               3,514,000          5,815,000              11,761,000
     LATE CHGS & OTHER SERV FEES                     1,236,000               2,209,000          3,724,000               7,489,000
FEES & OTHER:
     CLOSING                                           573,000                 714,000          2,723,000               2,668,000
     APPRAISAL                                         448,000                 778,000          1,854,000               2,617,000
     UNDERWRITING                                      223,000                 263,000          1,382,000               1,085,000
     INTEREST INCOME                                10,011,000               8,239,000         31,160,000              40,110,000
     OTHER                                              (5,000)               (132,000)           560,000                 380,000

                                               ---------------         ---------------    ---------------         ---------------
     TOTAL REVENUE                             $    32,772,000         $    91,235,000    $   272,519,000         $   325,274,000
                                               ===============         ===============    ===============         ===============




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

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES
                         DELINQUENCY AND LOSS STATISTICS

The following table sets forth delinquency, foreclosure, liquidation loss and reserve information of the Company's servicing portfolio for the periods indicated:


                                                                                 Year Ended
                                                                                  June 30,
                                                         -----------------------------------------------------------
                                                             1996                    1997                    1998
                                                         -------------          -------------          -------------
                                                                           (Dollars in Thousands)
Percentage of dollar amount of delinquent loans
  to loans serviced (period end) (1)(2)(3)(11)

One month                                                          4.9%                   4.3%                   3.8%
Two months                                                         1.8%                   1.9%                   1.3%
Three or more months:
 Not foreclosed (4)                                                8.0%                   8.1%                   9.0%
 Foreclosed (5)                                                    1.0%                   1.0%                   1.5%
                                                         -------------          -------------          -------------
    Total                                                         15.7%                  15.3%                  15.6%
Percentage of dollar amount of loans foreclosed to
  loans serviced (period end) (2)(11)                              1.1%                   1.5%                   2.0%
Number of loans foreclosed (6)                                     221 (6)                560 (6)              1,125 (6)
Principal amount of foreclosed loans (6)                 $      14,349          $      48,029          $      84,613

Liquidation losses (7)                                   $         931          $       5,470          $      26,488
One-time charge against loan loss reserve ( 8)                                                         $       6,000

Percentage of annualized losses to average
servicing portfolio(9)(11)                                        0.09%                  0.24%                  0.72%

Liquidation loss reserve (10)                            $      10,300          $      43,586          $      50,262

Servicing portfolio (period end) (11)                    $   1,370,000          $   3,174,000          $   4,147,000 (11)


(1)     Delinquent loans are loans for which more than one payment is due.

(2) The delinquency and foreclosure percentages are calculated on the basis of the total dollar amount of mortgage loans originated or purchased by the Company and, in each case, serviced by the Company, and any subservicer as of the end of the periods indicated. Percentages for fiscal year 1996 have not been restated to include delinquencies on loans originated by One Stop. The Company believes any such adjustment would not be material.

(3) At June 30, 1998, the dollar volume of loans delinquent more than 90 days in the Company's twelve REMIC trusts formed in November 1992, December 1992 and June 1993 and during the period from December 1994 to December 1996 exceeded the permitted limit in the related pooling and servicing agreements. Seven of those trusts plus one additional trust exceeded certain loss limits.

(4) Represents loans which are in foreclosure but as to which foreclosure proceedings have not concluded.

(5) Represents properties acquired following a foreclosure sale and still serviced by the Company.

(6) The increase in the number of loans foreclosed and principal amount of loans foreclosed in fiscal year 1998 and 1997 relative to fiscal year 1996 is due to the larger, more seasoned servicing portfolio.

(7) Represents losses, net of gains, on foreclosed properties sold during the period indicated.

(8) Represents a one-time charge in March 1998 to the loss reserve resulting from the Company's delay in recording information transferred from a third party servicer.

(9)     Does not include the one-time charge referred to in footnote (8) above.

(10)    Represents period end reserves for future liquidation losses.

(11) Includes $82 million of loans subserviced by the Company on an interim basis at June 30, 1998.



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